Exhibit 99.1
FOR RELEASE AT 3:00 P.M. CDT
Contact:  Pat Hansen
Senior Vice President and
Chief Financial Officer
414-247-3435
www.strattec.com

STRATTEC SECURITY CORPORATION
REPORTS FISCAL THIRD QUARTER RESULTS

Milwaukee, Wisconsin – April 17, 2008 -- STRATTEC SECURITY CORPORATION (NASDAQ:STRT) today reported operating results for the fiscal third quarter ended March 30, 2008.

Net sales for the Company’s third quarter ended March 30, 2008 were $38.4 million, compared to net sales of $45.6 million for the third quarter ended April 1, 2007.  Net income for the period was $446,000, compared to $2.9 million in the prior year quarter.  Diluted earnings per share for the period were $.13 compared to $.82 in the prior year quarter.  The lower sales and net income for the quarter reflect the negative impact of several factors depressing the demand for new vehicles in North America, and the effects of a prolonged strike against a major supplier to General Motors Corporation.  These factors have resulted in significantly lower vehicle production and correspondingly reduced sales of STRATTEC’s products.

For the nine months ended March 30, 2008, net sales were $121.1 million compared to net sales of $121.6 million in the prior year period.  Net income was $4.2 million compared to net income of $4.7 million in the prior year period and diluted earnings per share were $1.19 compared to $1.33.

Overall, sales to STRATTEC’s largest customers were significantly lower in the current quarter compared to the prior year quarter.  However, sales to General Motors Corporation in the current quarter were slightly higher, at $10.1 million compared to $9.5 million in the prior year quarter due to higher product content on certain GM vehicles and the takeover of some passenger car lockset production from another supplier.  These sales gains were partially offset by reduced sales directly related to a strike called by the UAW against a major General Motors supplier which caused General Motors to close several of it’s assembly plants supplied by STRATTEC.  Sales to Chrysler LLC were $9.7 million compared to $15.9 million and sales to Delphi Corporation were $3.8 million compared to $4.8 million due to reduced component content and lower vehicle production volumes.  Sales to Ford Motor Company were $5.0 million compared to $5.7 million due to lower production volumes.

Sales during the current quarter were generally in line with previously announced production cuts by STRATTEC’s three largest customers.  However, the impact of the strike referenced earlier was not expected and reduced sales to General Motors and Delphi Corporation by approximately $1.2 million in the current quarter.  As this strike has continued into April, we expect a similar reduction in our sales to these two customers during our fiscal fourth quarter.

Gross profit margins were 16.3% in the current quarter compared to 18.3% in the prior year quarter.   The decrease in gross profit margins was primarily attributed to the reduction in customer vehicle production volumes somewhat offset by lower purchased raw material cost for zinc in comparison to last year.

Operating expenses were $6.1 million in the current quarter, compared to $5.0 million in the prior year quarter.  The increased spending is attributed to hiring additional engineering personnel along with costs associated with new product development important to STRATTEC’s future and more near-term customer programs that are anticipated to launch during the later part of our fiscal fourth quarter.

During the current quarter, the Company contributed $1.0 million to its Pension Fund and repurchased 30,805 STRATTEC SECURITY CORPORATION shares under the Company’s stock repurchase program at a cost of $1,187,000.

STRATTEC designs, develops, manufactures and markets mechanical locks and keys, electronically enhanced locks and keys, steering column and instrument panel ignition lock housings, latches and related access control products for North American automotive customers, and for global automotive manufacturers through the VAST Alliance in which it participates with WITTE Automotive of Velbert, Germany and ADAC Automotive of Grand Rapids, Michigan.  The Company’s history in the automotive business spans nearly 100 years.

Certain statements contained in this release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” and “would.”   Such forward-looking statements in this release are inherently subject to many uncertainties in the Company’s operations and business environment.  These uncertainties include general economic conditions, in particular, relating to the automotive industry, consumer demand for the Company’s and its customers’ products, competitive and technological developments, customer purchasing actions, foreign currency fluctuations, and costs of operations.  Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances occurring after the date of this release.  In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

STRATTEC SECURITY CORPORATION
Results of Operations
(In Thousands except per share amounts)

	Third Quarter Ended		Nine Months Ended
	March 30, 2008	April 1, 2007	March 30, 2008	April 1, 2007
	(Unaudited)		(Unaudited)

Net Sales	$38,428	$45,647	$121,075	$121,610
Cost of Goods Sold	32,161	37,293	99,508	102,934
Gross Profit	6,267	8,354	21,567	18,676

Engineering, Selling &
Administrative Expenses	6,109	4,974	17,740	14,882

Income from Operations	158	3,380	3,827	3,794

Interest Income	617	879	2,344	2,706
Other Income (Expense), Net	(58)	341	408	490
Minority Interest	(48)	25	70	25
	669	4,625	6,649	7,015

Provision for Income Taxes	223	1,711	2,461	2,266

Net Income	$446	$2,914	$4,188	$4,749

Earnings Per Share:
Basic	$0.13	$0.82	$1.20	$1.33
Diluted	$0.13	$0.82	$1.19	$1.33

Average Basic
Shares Outstanding	3,476	3,537	3,500	3,558

Average Diluted
Shares Outstanding	3,482	3,541	3,506	3,561

Other
Capital Expenditures	$4,013	$1,353	$8,487	$3,645
Depreciation & Amortization	$1,665	$1,699	$5,161	$5,216

STRATTEC SECURITY CORPORATION
Condensed Balance Sheet Data
(In Thousands)

	March 30, 2008	July 1, 2007
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$59,130	$65,491
Receivables, net	20,892	26,890
Inventories	10,044	7,166
Other current assets	14,690	13,017
Total Current Assets	104,756	112,564
Deferred Income Taxes	1,890	2,117
Investment in Joint Ventures	3,456	2,813
Prepaid Pension Cost	7,730	4,385
Other Long Term Assets	31	41
Property, Plant and Equipment, Net	29,849	26,526
	$147,712	$148,446

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$16,121	$16,575
Other	16,489	14,906
Total Current Liabilities	32,610	31,481
Borrowings Under Line of Credit Facility	-	-
Accrued Pension and Postretirement Obligations	13,680	13,431
Minority Interest	813	574
Shareholders’ Equity	243,806	244,119
Accumulated Other Comprehensive Loss	(14,054)	(14,341)
Less: Treasury Stock	(129,143)	(126,818)
Total Shareholders’ Equity	100,609	102,960
	$147,712	$148,446

STRATTEC SECURITY CORPORATION
Condensed Cash Flow Statement Data
(In Thousands)

	Third Quarter Ended		Nine Months Ended
	March 30, 2008	April 1, 2007	March 30, 2008	April 1, 2007
	(Unaudited)		(Unaudited)
Cash Flows from Operating Activities:
Net Income	$446	$2,914	$4,188	$4,749
Adjustment to Reconcile Net Income to
Cash Used in Operating Activities:
Minority Interest	37	(25)	(111)	(25)
Depreciation and Amortization	1,665	1,699	5,161	5,216
Stock Based Compensation Expense	124	187	616	566
Tax Benefit from Options Exercised	-	13	-	13
Change in Operating Assets/Liabilities	1,802	(7,280)	(1,598)	(6,294)
Other, net	(15)	(177)	(357)	(45)

Net Cash Provided (Used) by Operating Activities	4,059	(2,669)	7,899	4,180

Cash Flows from Investing Activities:
Investment in Joint Ventures	-	-	-	(100)
Additions to Property, Plant and Equipment	(4,013)	(1,353)	(8,487)	(3,645)
Proceeds from Sale of Property, Plant
and Equipment	-	-	-	21

Net Cash Used in Investing Activities	(4,013)	(1,353)	(8,487)	(3,724)

Cash Flow from Financing Activities:
Purchase of Common Stock	(1,188)	-	(2,334)	(3,922)
Dividends Paid	(528)	-	(4,609)	-
Contribution from Minority Interest	-	274	349	274
Loan from Minority Interest	550	-	800	-
Reissue/Exercise of Stock Options	8	82	21	99

Net Cash Provided (Used) by Financing Activities	(1,158)	356	(5,773)	(3,549)

Net Decrease in Cash & Cash Equivalents	(1,112)	(3,666)	(6,361)	(3,093)

Cash and Cash Equivalents:
Beginning of Period	60,242	66,285	65,491	65,712
End of Period	$59,130	$62,619	$59,130	$62,619